Exhibit 99.1

Hain Celestial Announces Agreement to Acquire High-Growth, Better-for-You Snacking Brands ParmCrisps® and Thinsters®

Lake Success, NY, December 13, 2021 — The Hain Celestial Group, Inc. (Nasdaq: HAIN) ("Hain Celestial," "Hain" or the "Company") today announced it has entered into an agreement to acquire That’s How We Roll, the producer and marketer of ParmCrisps® and Thinsters®, two fast-growing, better-for-you brands offering delicious, convenient products that are consumer favorites from Clearlake Capital Group. The acquisition deepens Hain’s position in the snacking category and represents a significant step in establishing Hain as a high-growth, global healthy food company.

With the mission to make the world heathier, tastier and a little more fun, ParmCrisps® and Thinsters® are delicious, better-for-you brands composed of simple ingredients that consumers can find in their kitchen. ParmCrisps® are high-protein, low carb cheese crisps and snack mixes. Thinsters® are crispy thin cookies made from high-quality, non-GMO ingredients. All products are available in a variety of flavors.

“ParmCrisps® and Thinsters® are optimally positioned to benefit from consumer preferences for clean-label and high-protein snacks,” said Mark Schiller, President and Chief Executive Officer of Hain. “Both brands have created loyal followings by being true to their unique value propositions. We are excited to welcome them to the Hain family and support the brands’ next chapter as part of our growing snacking platform.”

“We are absolutely thrilled to be joining the Hain family,” said Sammy Kestenbaum, CEO of That’s How We Roll. “We believe the wealth of experience and resources of the team at Hain will allow us to reach even more consumers with our simple and delicious, better-for-you snacks.”

“We have been proud to sponsor ParmCrisps® and Thinsters® to execute on a vision of scaling a better-for-you snack platform to meet the demands of today’s health conscious, informed consumers,” said José E. Feliciano, Co-Founder and Managing Partner, and Arta Tabaee, Managing Director, of Clearlake Capital Group. “Given our previous experience with Hain Celestial, who acquired our former portfolio company World Gourmet / Sensible Portions in 2010, we believe ParmCrisps® and Thinsters® have found a perfect home, and we look forward to the brands’ continued success under Hain.”

The total purchase price is approximately $259 million, subject to an adjustment for working capital, and will be financed with borrowings under Hain’s revolving credit facility. That’s How We Roll generated approximately $108 million of net sales for the 12 months ended September 30, 2021 and is expected to generate mid-teens net sales growth in calendar year 2022. The acquisition is expected to be slightly accretive to Hain’s Adjusted EBITDA in fiscal year 2022 after making investments in the target brands and accretive in fiscal year 2023 with margins in line with Hain’s existing snacks business. The acquisition is subject to customary closing conditions, including regulatory approvals, and is expected to close by the end of calendar year 2021.

BofA Securities served as Hain’s financial advisor. Venable LLP acted as Hain’s legal advisor.

About The Hain Celestial Group, Inc.
The Hain Celestial Group (Nasdaq: HAIN), headquartered in Lake Success, NY, is a leading organic and natural products company with operations in North America, Europe, Asia and the Middle East. Hain Celestial participates in many natural categories with well-known brands that include Celestial Seasonings®, Clarks™, Cully & Sully®, Earth's Best®, Ella's Kitchen®, Frank Cooper's®, Gale's®, Garden of Eatin'®, Hain Pure Foods®, Hartley's®, Health Valley®, Imagine®, Joya®, Lima®, Linda McCartney's® (under license), MaraNatha®, Natumi®, New Covent Garden Soup Co. ®, Robertson's®, Rose’s® (under license), Sensible Portions®, Spectrum®, Sun-Pat®, Terra®, The Greek Gods®, Yorkshire Provender® and Yves Veggie Cuisine®. The Company's personal care products are marketed under the Alba Botanica®, Avalon Organics®, JASON®, Live Clean® and Queen Helene® brands.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, our results may differ materially from those expressed or implied by such forward-looking statements. The words “believe,” “expect,” “anticipate,” “may,” “should,” “plan,” “intend,” “potential,” “will” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include, among other things, our beliefs or expectations relating to corporate acquisitions and our future performance, results of operations and financial condition.

Risks and uncertainties that may cause actual results to differ materially from forward-looking statements include: the ability to satisfy the conditions to the closing of the contemplated acquisition, which may include conditions outside of our control such as regulatory approvals; our ability to successfully integrate and realize the benefits of the contemplated acquisition; challenges and uncertainty resulting from the impact of competition; challenges and uncertainty resulting from the COVID-19 pandemic; our ability to manage our supply chain effectively; disruption of operations at our manufacturing facilities; reliance on independent contract manufacturers; changes to consumer preferences; customer concentration; reliance on independent distributors; the availability of organic ingredients; risks associated with our international sales and operations; risks associated with outsourcing arrangements; our ability to execute our cost reduction initiatives and related strategic initiatives; our reliance on independent certification for a number of our products; the reputation of our Company and our brands; our ability to use and protect trademarks; general economic conditions; input cost inflation; the United Kingdom’s exit from the European Union; cybersecurity incidents; disruptions to information technology systems; the impact of climate change; liabilities, claims or regulatory change with respect to environmental matters; potential liability if our products cause illness or physical harm; the highly regulated environment in which we operate; pending and future litigation; compliance with data privacy laws; compliance with our credit agreement; the discontinuation of LIBOR; concentration in the ownership of our common stock; our ability to issue preferred stock; the adequacy of our insurance coverage; impairments in the carrying value of goodwill or other intangible assets; and other risks and matters described in our most recent Annual Report on Form 10-K and our other filings from time to time with the U.S. Securities and Exchange Commission.

We undertake no obligation to update forward-looking statements to reflect actual results or changes in assumptions or circumstances, except as required by applicable law.

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